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                                                      Exhibit 10.17

                              AyurCore, Inc.
                          DISTRIBUTION AGREEMENT



AyurCore, Inc. ("AyurCore"), a Delaware Corporation, located at 1737 N. First St. #290, San Jose California 95112, appoints MD Pharmaceuticals Laboratories Ltd. ("MD"), 896 Dunearn Road, #04-03 Sime Darby Centre, Singapore 589472, acting through its distributor, the Sime-Darby Ltd. Company located at Sime-Darby Centre, 896 Dunearn Road, Singapore 589472, to sell the AyurCore products listed in Exhibit I ("Products) in the countries of Singapore, Malaysia, Thailand, Myanmar (Burma) Viet Nam, Laos and Cambodia ("Territory"), as discussed in Paragraph 3 of the Agreement. The specific terms and conditions of this Distribution Agreement, which, for reference purposes, shall be dated as of 1st September 1997, are set forth in the following paragraphs.

In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.0 PRODUCTS

1.1 Current Products
The products listed in Exhibit 1 are the current products. Products will be added to or deleted from this list by mutual written consent of AyurCore and MD.

1.2 Compliance with Law
MD will be solely responsible for registration applications of PRODUCT in the TERRITORY (i) to secure government approvals, certifications, authorizations, and registrations for the Products in the Territory, (ii) complying with all regulations and laws applicable in the Territory relating to the importation and sale of the Products including regulations and laws relating to labeling and packaging. In addition, MD will keep AyurCore advised of the steps it proposes to take to comply with said regulations. MD shall promptly advise AyurCore of any changes in the Products, labeling or packaging that MD believes are necessary in order to comply with applicable law.

1.3     Forecast
MD will provide to AyurCore, by Fax or Electronic mail (reconfirmed by mail post) a 12 month forecast annually and place advance orders by quarters of its product needs giving a month to month schedule. Individual minimum order requirements are; ARTREX - 10,000 blisters of 10's (100,000 capsules) and PERIBAN - 500 Liters (may be combined order of 200 and 500 ml bottles).

1.4 Product Discontinuation
AyurCore reserves the right, without limitation but with six (6) months prior notice to MD, to cease manufacturing particular Products herein listed (Exhibit I). AyurCore agrees to refund the purchase price paid by MD for any Product which remains in MD's inventory as a result of Product discontinuation by AyurCore, or replace the inventory with comparable ongoing Product if available.

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2.0 MARKETING AND SALES

2.1 Product Samples

AyurCore agrees to provide sample packs of product at no charge to support the introductory marketing launch by MD. The amount of said samples will be determined by AyurCore and dependent upon the sales forecast by MD prior to the launch. MD will pay CIF charges associated with the free goods for sampling.

2.2 Packaging and Labeling
Within the general and reasonable cost structure, AyurCore will provide labels and color schemes/designs to meet MD requirements. AyurCore will comply with local regulatory requirements as specified by MD.

3.0 EXCLUSIVITY

3.1 Exclusivity
AyurCore shall not appoint any other person or entity to distribute the Products in the Territory during the term of this Agreement. Ayurcore will not knowingly sell to any person or party who will resell the Products in the Territory.

4.0 TRADEMARKS

4.1 Trademarks
MD recognizes that AyurCore owns the trademark(s) and trade names of its Products, processes and services. As part of this Distribution Agreement, AyurCore grants to MD the royalty free right to use these trademarks in its product advertising as appropriate and necessary to sell the Products. Product advertising material used by MD shall discontinue the use of all AyurCore trademarks and trade names upon the termination of this Agreement.

5.0 CONFIDENTIALITY

5.1 Confidentiality
A confidentiality (Non-Disclosure) Agreement between MD and AyurCore covering transfer of information relating to products, product development and commercial issues was signed on May 14, 1997 and remains in force.


6.0 PRICING/PAYMENT

6.1 Prices
Prices covered for the Products are listed in Exhibit I commencing September 1, 1997.

Prices for new Products, if any, added to the list of Products covered under this Agreement will be negotiated at the time such Products are added.

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6.2 Price Changes
AyurCore will review current prices with MD at six month intervals. AyurCore will solely revise these prices as appropriate. New prices will come into effect with the first purchase order issued by MD to AyurCore following the written price change notice.

6.3 Payment Terms
Payment terms are US dollars within 60 days. MD agrees to pay a late fee of 1 1/2% per month that any amount due under this Agreement is not paid within 60 days of receipt of shipment.

The first shipment payment will be accomplished through a Letter of Credit.

AyurCore will receive payment from the Sime-Darby Ltd. Company located at Sime-Darby Centre, 896 Dunearn Road, Singapore 589472. Sime Darby is the authorized distributor for MD. Payments will be made though wire transfer to the bank to be stipulated by AyurCore. MD guarantees all payments due from Sime-Darby to AyurCore.

AyurCore may withhold further shipments if payment is overdue.

    MD has total responsibility for payment of any local taxes due.


6.4 Shipping and Handling Costs
Products will be shipped as specified to Singapore Air/Sea port. Shipping and handling costs are included in the price schedule shown in Exhibit I.

7.0 TERM

7.1 Term
This Distribution Agreement shall remain in force for three years beginning 1st September, 1997 and ending 31st August, 2000. Following This three year period, the Distribution Agreement would be renewed for another Three year period unless terminated in writing as specified in Paragraph 8.1.

8.0 TERMINATION

8.1 Termination
This Distribution Agreement may be terminated by each of the parties at any time with six (6) months notice. In the event of termination, all rights revert to AyurCore.

     Either party may also terminate this Distribution Agreement for cause by written notice with immediate effect, in the event that the other party
     (1) fails to cure any material breach of this Agreement within thirty days after written notice of such breach; or
     (2) commits or suffers an act of insolvency or bankruptcy.


9.0 PRODUCT WARRANTY

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9.1.     Product Warranty
Ayurcore warranty to MD that the Products shall:
(1) conform with all written guidelines and specifications thereof (including but not limited to the guidelines and specifications issued by the relevant authorities in respect of the Products or products of a similar nature) and shall be free from manufacturing and other defects.
(2) shall be suitable for the purposes for which the Products are manufactured and sold.
AyurCore hereby undertakes to hold MD harmless from and to indemnify MD fully against any action, proceeding, loss damages (including damages arising from injuries to persons) and any cost or expenses suffered or incurred by MD as a result of any manufacturing defect in the Products or any defect in the materials used in the manufacture of the Products.

9.2 Indemnity
AyurCore hereby indemnifies and holds harmless MD from any and all claims, proceedings, costs, or judgments which may be made by a third party arising as a result of a manufacturing defect in the products as manufactured by AyurCore or a defect in the raw materials included in the Products as manufactured by AyurCore.

10.0     MISCELLANEOUS

10.1     Applicable Law
The Agreement shall be governed by and interpreted under the laws of the State of California USA.

10.2     Forum and Attorney's Fees
Any legal proceeding pertaining to this Agreement shall be brought in US Federal District Court in , except that if jurisdiction in the Federal Court is not applicable than such proceeding shall be brought and tried in the appropriate State Court situated in San Jose, California.

If this Agreement or any provision thereof becomes the subject of any legal proceeding, then the party prevailing in such proceeding shall be entitled to reasonable attorneys fees upon the trial thereof and upon any appeal therefrom.

10.3     Amendments
All amendments and modifications of this Agreement must be in writing and signed by both parties.

10.4    Assignments
This Agreement shall be binding upon the parties and their respective successors and assigns. Neither party shall have the right to transfer or assign this Agreement or any interest in this Agreement without the prior written authorization of the other party. Notwithstanding the foregoing, either party may assign this Agreement to its parent , subsidiary or affiliate (under ownership or control) corporations.

10.5    Entire Agreement
This Agreement, including all exhibits attached and all agreements of the parties referred to in this document, including the Confidentiality Agreement referred in Paragraph 5.1, represent the entire Agreement between the parties.

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10.6    Force Majeure
The obligations by either party to perform under this Agreement shall be excused when caused by uncontrollable factors, such as strikes, shortages of raw materials, or acts of God, which are beyond the control of the parties.

10.7     Notices
Notices required by this Agreement shall be sent certified mail, return receipt requested, postage prepaid to the address of either party, as set forth in the initial paragraph of this Agreement or at such subsequent address for either party pursuant to notification of change of address made in accordance with this Paragraph 9.9.

Notices to AyurCore shall be sent to the attention of either: President, International Operations or Chief Financial Officer. Notices to MD shall be sent to the attention of: Managing Director.

10.8     Product Quality
AyurCore will replace, at no cost to MD, or, at AyurCore's option, refund the purchase price of, any Products that are shipped to MD by AyurCore that, when shipped, did not meet the specifications for such Products set forth in the
Exhibit II hereto.

10.9     Status of Parties
The relationship of MD to AyurCore and AyurCore to MD is that of an independent contractor. Nothing in this Agreement shall be deemed to authorize or empower MD or AyurCore, their agents or employees, to act as agent for AyurCore or MD or conduct business in the name, or for the account, of AyurCore or MD.

IN WITNESS WHEREOF this Distribution Agreement has been executed as of the date hereinabove first specified by the representative of each such Corporate entity thereunto duly authorized.


AyurCore, Inc.                    MD Pharmaceuticals Laboratories Ltd.



By: s/Barry Wald                       By: s/Melvin Woner


Print: Barry Wald                      Print: Melvin Woner


Title: President, International        Title: Managing Director
         Operations



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                                 EXHIBIT I
                                 ADDENDUM
             MD DISTRIBUTION AGREEMENT PRODUCT AND PRICE LIST



Trademark          Package Size                  Price       Shipped To/By
---------          ------------                  -----       -------------

ARTREX TM      Blisters of 10 capsules         [*****]  Singapore Airport
               packed 10 blisters in                    Air
               labeled carton

PERIBAN-TM-    200 ml HDPE labeled bottle      [*****]  Singapore Port/Sea
               500 ml HDPE labeled bottle      [*****]  Singapore Port/Sea




* Confidential provisions omitted and filed separately with the Commission.

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                                EXHIBIT II
                                 ADDENDUM
                          PRODUCT SPECIFICATIONS



ARTREX: Green and white capsules packaged in blisters of tens (10s) and ten blister packs of ten (10) to a carton. Each pack is identified with the imprint of ARTREX and each carton is labeled for recommended indications, dosage and storage information.

PERIBAN: Packaged in 200ml and 500ml HDPE bottles with leak proof stoppers. Each bottle is labeled for recommended uses and storage information.